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Exhibit 10.10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

        Reference is hereby made to the Employment Agreement dated August 4, 2003 (the "Employment Agreement") between The Sports Authority, Inc., a Delaware corporation (the "Company"), and Thomas T. Hendrickson (the "Executive"). This Amendment to the Employment Agreement (this "Amendment") is dated as of November 18, 2005 and constitutes an amendment to the Employment Agreement.

        In consideration of the mutual premises set forth in the Employment Agreement, the Executive and the Company hereby agree to amend the Employment Agreement to include the following:

        1.     The first sentence of Section 3 of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

  "3. Bonus. The Executive shall be eligible for an annual target bonus payment in an amount equal to 70% of his Base Salary for fiscal 2005 and 80% of his Base Salary for 2006 (the "Bonus")."

        2.     Section 9(a)(2) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

          (2)   Without Cause. The Company may also terminate the Executive's employment without Cause at any time upon not less than thirty (30) days' prior written notice to the Executive; provided, however, that in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. Upon the Executive's termination in accordance with the preceding sentence, the Company shall pay to the Executive a single lump sum in cash, within 10 days following the date of the Executive's termination, unless another date is mutually agreed upon by the parties, equal to the aggregate amount of (i) unpaid Base Salary, accrued but unpaid Bonus and benefits (then owed, or accrued and owed in the future) through the date of termination, (ii) 2.7 times (which multiple shall be adjusted upon any increase in Executive's bonus percentage in order to effectuate the intent of this provision) the Base Salary in effect immediately prior to such termination if such termination occurs prior to the third anniversary of the Effective Time and 1.5 times such Base Salary if such termination occurs on or following the third anniversary of the Effective Time, and (iii) all unreimbursed expenses incurred by the Executive pursuant to Section 5. In addition, (x) at the time of such termination, the Executive shall be fully vested in all outstanding long-term incentive awards (whether based in equity or cash, and specifically including, but not limited to, stock options and restricted stock) then held by the Executive, (y) if such termination occurs on or following the third anniversary of the Effective Time then, no later than the date on which annual bonuses are generally paid to the Company's executives in respect of the year of such termination, the Executive shall receive a payment equal to 1.5 times the lesser of (I) the target Bonus for the year of termination or (II) the Bonus to which the Executive would have been entitled for the year of termination had the Executive remained employed throughout such year, based on the achievement of the Executive's Bonus objectives for such year; provided that if any portion of such Bonus is based on subjective determinations, then for purposes of this subclause (II) the amount of the Bonus shall be determined based on the percentage of the applicable objective performance criteria attained multiplied by the entire target Bonus, and (z) all health, life insurance, long-term disability, dental, and medical programs specified in Section 7, and all perquisites described in Section 8, shall continue for 18 months following such termination (the "Severance Term"); provided, however, that the Company shall in no event be required to provide any coverage after such time as the Executive becomes entitled to receive benefits of the same type from another employer or recipient of the Executive's services (and provided, further, that such entitlement shall be determined without regard to any individual waivers or other similar arrangements). At the conclusion of the Severance Term, the Executive shall be entitled to receive all accrued benefits then owed and any benefits pursuant to the Company's plans or programs which are accrued and owed in the future. Notwithstanding the foregoing, if a termination described in this Section 9(a)(2) occurs (A) within the 18-month period commencing on the date of a Change of Control (as defined below), or (B) prior to a Change of Control and such termination was at the request of a third party who had memorialized an intention or taken steps reasonably calculated to effect a Change of Control or was otherwise in anticipation of a Change of Control, the Executive shall receive in all cases the payments and benefits described in this Section 9(a)(2) as if such termination had occurred prior to the third anniversary of the Effective Time, plus the Executive shall receive clear title, free of any liens, to the car provided to the Executive pursuant to Section 8 herein."

        Other than as set forth in the above Sections 1 and 2 of this Amendment, all other terms and provisions of the Employment Agreement shall remain in full force and effect. All references to such Employment Agreement herein or in any other documents shall be deemed to include a reference to this Amendment. Capitalized terms used herein and not otherwise defined, shall have the meanings set forth in the Employment Agreement.

        IN WITNESS WHEREOF, the parties to this Amendment to Employment Agreement have set forth their signatures.

THE SPORTS AUTHORITY, INC.
By:	/s/ J. DOUGLAS MORTON Name: J. Douglas Morton Title: Chief Executive Officer
EXECUTIVE:
/s/ THOMAS HENDRICKSON Thomas Hendrickson

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AMENDMENT TO EMPLOYMENT AGREEMENT